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                                                                 EXHIBIT (h)(10)

                   AMENDMENT NO. 9 TO ADMINISTRATION AGREEMENT

                  This Amendment No. 9, dated as of _______, 2001, is entered into between PFPC Inc., a Massachusetts corporation ("PFPC")(formerly, known as First Data Investor Services Group, Inc. and THE GALAXY FUND, a Massachusetts business trust (the "Company").

                  WHEREAS, PFPC and the Company have entered into an Administration Agreement, dated as of June 1, 1997, as subsequently amended (as so amended, the "Administration Agreement"), pursuant to which the Company appointed PFPC to act as Administrator for the Company's portfolios (the "Funds"); and

                  WHEREAS, Section 9 of the Administration Agreement provides that no change, termination, modification, or waiver of any term or condition of the Administration Agreement shall be valid unless in writing signed by each party;

                  NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

                  1. Section 8(a) of the Administration Agreement is amended and restated in its entirety to read as follows:

                                    "(a) This Agreement shall continue in effect
                  with respect to each Fund until May 31, 2004 (the "Initial Term"), unless earlier terminated pursuant to the terms of this Agreement. Thereafter, this Agreement shall continue with respect to each Fund for additional terms of one (1) year ("Renewal Terms") each, provided such continuance is specifically reviewed and approved at least annually (i) by the vote of a majority of the Company's Board of Trustees or by the vote of a majority of the outstanding voting securities of such Fund and (ii) by a majority of the Company's Trustees who are not parties to the Agreement or interested persons (as defined in the 1940 Act) of any party to the Agreement."

                  2. The section of Schedule B of the Administration Agreement entitled "Administration Fees" is amended and restated in its entirety to read as follows:

                  "ADMINISTRATION FEES:

                           "PFPC shall be paid an annual administration fee at
                 the annual rate of .09% of the first $2.5 billion of the Funds' combined average daily net assets, .085% of the next $2.5 billion of combined average daily net assets, .075% of the next $7 billion of combined average daily net assets, .065% of the next $3 billion of combined average daily net assets, .06% of the next $3 billion of combined average daily net assets, .0575% of the next $3 billion of combined average daily

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                 net assets, .0525% of the next $9 billion of combined average daily net assets and 0.05% of combined average daily net assets in excess of $30 billion."

                  3. The following section is hereby added to the Fee Schedule on Schedule B of the Administration Agreement:

                  "FEE WAIVERS FOR FUNDS

                  PFPC shall waive all fund accounting, administration and custody fees for a period of three months from the commencement of operations of any new Fund which is established, provided that no fee shall be waived for any "shell" Fund created pursuant to a merger or acquisition."

                  4. Except to the extent amended hereby, the Administration Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.

                  IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 9 as of the day and year first above written.


                                        PFPC INC.


                                        By:
                                           ---------------------------
                                        Name:
                                        Title:

                                        THE GALAXY FUND


                                        By:
                                           --------------------------------
                                        Name:  John T. O'Neill
                                        Title: President



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